Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to W.D. Von Gonten & Company, to the inclusion of our estimates of reserves contained in our reports entitled “Vine Oil & Gas LP. Haynesville and Mid-Bossier Shale Properties Estimate of Reserves and Revenues SEC Pricing Case ‘As of’ January 1, 2017,” “Vine Oil & Gas LP. Haynesville and Mid-Bossier Shale Properties Estimate of Reserves and Revenues SEC Pricing ‘As of’ January 1, 2018,” “Vine Oil & Gas LP. Haynesville and Mid-Bossier Shale Properties Estimate of Reserves and Revenues Post-Exchange SEC Pricing Case ‘As of’ January 1, 2018” and “Vine Oil & Gas LP. Haynesville and Mid-Bossier Shale Properties Estimate of Reserves and Revenues Post-Exchange Henry Hub Strip Pricing Case ‘As of’ January 1, 2018” to the specific references to W.D. Von Gonten & Company as the independent petroleum engineering firm in the Registration Statement on Form S-1 (including any amendments thereto) filed by Vine Resources, Inc. with the United States Securities and Exchange Commission. We further consent to the inclusion of our reports dated January 25, 2017, December 21, 2017, December 21, 2017 and February, 20, 2018 as exhibits to the Registration Statement.

Yours truly,

W.D. VON GONTEN & CO.

By: /s/ W.D. Von Gonten & Co.

March 22, 2018